Exhibit 99.1


       Technology Flavors & Fragrances, Inc. Reports 19% Growth in Sales and Profitable First Quarter 2004 Results of Operations

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--April 26, 2004--Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the first quarter ended March 31, 2004. Net sales for the first quarter of 2004 increased by $733,000, or 19%, to $4,549,000 from $3,816,000 for last year's comparable quarter principally attributable to a higher volume of base flavor and fragrance product sales to existing customers and new product launches.
    Net income for the first quarter of 2004 was $123,000, or $.01 per share, as compared to a net loss of $(92,000), or $(.01) per share, for last year's comparable quarter, an earnings improvement of $215,000.
    Gross profit, as a percentage of sales, improved to 42.6% during the current quarter, up from 41.7% for last year's comparable quarter.
    Commenting on the results for the first quarter of 2004, Philip Rosner, TFF's Chairman and CEO, said, "As discussed in an earlier communication regarding the Company's 'outlook for 2004,' our improved operating performance reflects the proactive business initiatives which we have taken over the past months. We anticipate that further expansion of our research and development capabilities and sales organization in the US and abroad will result in further improvements in sales and earnings."
    Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.
    TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.



                 Technology Flavors & Fragrances, Inc.
                 Consolidated Statements of Operations
                              (Unaudited)

                                             For the three months
                                                 ended March 31,
                                            -------------------------
                                                2004          2003
                                            -----------   -----------

Net sales                                   $4,549,170    $3,815,571
Cost of sales                                2,610,404     2,225,380
                                            -----------   -----------

  Gross profit                               1,938,766     1,590,191
                                            -----------   -----------

Operating expenses:
  Selling                                      778,200       742,458
  General and administrative                   461,026       449,103
  Research and development                     459,539       390,278
  Amortization                                  48,750        49,113
                                            -----------   -----------

    Total operating expenses                 1,747,515     1,630,952
                                            -----------   -----------

Income (loss) from operations                  191,251       (40,761)

Interest expense, net                          (42,152)      (41,709)
                                            -----------   -----------

Income (loss) before taxes and minority
 interest                                      149,099       (82,470)

Provision for taxes                             (2,515)       (9,737)
                                            -----------   -----------

Income (loss) before minority interest         146,584       (92,207)

Minority interest                              (23,414)            -
                                            -----------   -----------

Net income (loss)                           $  123,170    $  (92,207)
                                            ===========   ===========
Net income (loss) per common share - basic
 and diluted                                $      .01    $     (.01)
                                            ===========   ===========

Weighted average common shares outstanding:
  Basic                                     12,793,773    12,793,773
                                            ===========   ===========
  Diluted                                   12,819,865    12,793,773
                                            ===========   ===========


    CONTACT: Technology Flavors & Fragrances, Inc.
             Joseph A. Gemmo, 631-842-7600, ext. 301
             E-MAIL: gemmo@tffi.com
             Website:  www.tffi.com